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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                     ---------------------------------
                                 FORM 8-A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                       National R.V. Holdings, Inc.
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          (Exact name of registrant as specified in its charter)

         Delaware                                    134-0371079
 (State of incorporation or organization) (I.R.S. Employer Identification No.)
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3411 N. Perris Blvd.,   Perris, CA                             92571
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(Address of principal executive offices)                    (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instructions A(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class         Name of each exchange on which
      To be so registered         each class is to be registered

      Common Stock, $.01 Par Value   New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                   None
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                             (Title of Class)
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Item 1.    Description of Registrant's Securities to be Registered

           The class of securities of National R.V. Holdings, Inc., a Delaware corporation (the "Company"), to be registered hereby is the Company's Common Stock, par value $.01 per share (the "Common Stock"). The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 5,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As of September 30, 1998, the Company had outstanding 10,185,255 shares of Common Stock and 4,000 shares of Series A Preferred Stock.

Common Stock

           The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. The Company's Restated Certificate of Incorporation does not provide for cumulative voting. Therefore, the holders of a majority of the Company's Common Stock could elect all of the Company's directors. The Common Stock is not entitled to preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock. Each outstanding share of Common Stock is fully paid and nonassessable.

           Pursuant to the Company's Rights Plan, holders of the Common Stock possess one and one-half rights (the "Rights") to purchase one ten thousandth of a share of Series B Junior Participating Preferred Stock for each share of Common Stock owned. The Rights will generally become exercisable ten days after a person or group acquires 15% of the Company's outstanding voting securities or ten business days after a person or group commences or announces an intention to commence a tender or exchange offer that could result in the acquisition of 15% of any such securities. Ten days after a person acquires 15% or more of the Company's outstanding voting securities
(unless this time period is extended by the Company's Board of Directors) each Right would, subject to certain adjustments and alternatives, entitle the rightholder to purchase Common Stock of the Company or stock of the acquiring company having a market value of twice the $24.00 exercise price of the Right (except that the acquiring person or group and other related holders would not be able to purchase Common Stock of the Company on these terms). The Rights are nonvoting, expire on 2006 and may be redeemed by the Company at a price of $0.01 per Right at any time prior to the tenth day after an individual or group acquired 15% of the Company's voting stock, unless extended. The purpose of the Rights is to encourage potential acquirors to negotiate with the Company's Board of Directors prior to attempting a takeover and to give the Company's Board of Directors leverage in negotiating on behalf of the stockholder the terms of any proposed takeover.



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Preferred Stock

           The Company's Restated Certificate of Incorporation provides that the Company may, without further action by the Company's stockholders, issue up to an aggregate of 5,000 shares of Preferred Stock in one or more series. The Board of Directors is authorized to establish from time to time the number of shares to be included in any such series and to fix the relative rights and preferences of the shares of any such series, including without limitation dividend rights, dividend rate, voting rights, redemption rights and terms, liquidation preferences and sinking fund provisions. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company.

          As part of the total of 5,000 shares of authorized Preferred Stock, the Company's Restated Certificate of Incorporation designates 4,000 of such shares as Series A Preferred Stock (the "Series A Preferred Stock"), all of which were issued in May 1989. The Series A Preferred Stock is not entitled to any dividends and the holders thereof have no voting rights except as otherwise may be provided by law. Upon the liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive out of the assets of the Company available for distribution to the stockholders, before any distribution is made to the holders of shares of Common Stock or any other series of Preferred Stock, an amount equal to $.01 per share of Series A Preferred Stock (the "Series A Liquidation Preference"). The Series A Preferred Stock is redeemable, in whole or in part, at the option of the Company, at any time or from time to time at a redemption price per share equal to the Series A Liquidation Preference. The Company has no present plans to issue any additional shares of Preferred Stock, including additional shares of Series A Preferred Stock.

Transfer Agent

           The Transfer Agent and registrar for the Common Stock is Continental Stock Transfer and Trust Company.


Item 2.    Exhibits

           1.    Restated Certificate of Incorporation, as amended. (1)

           2.    Bylaws of the Company. (2)

           1.    Form of Common Stock certificate. (3)


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           4.    Rights Agreement, dated as of August 20, 1996, between National
R.V. Holdings, Inc. and Continental Stock Transfer & Trust Company as Rights Agent which includes: as Exhibit A thereto, Certificate of Designation of Series B Junior Participating Preferred Stock; as Exhibit B thereto, the Form of Rights Certificate; and, as Exhibit C thereto, the Summary of Rights to Purchase Preferred Stock. (4)
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(1) Incorporated by reference from the Company's Registration Statement on Form
S-1 (File No. 33-72954) filed with the Securities and Exchange Commission
("SEC") on December 15, 1993 and the Company's Definitive Proxy Statement on
Schedule 14A filed with the SEC on April 28, 1998.

(2) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-72954) filed with the SEC on December 15, 1993.

(3) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-67414) filed with the SEC on August 16, 1993, as amended by Amendments Nos. 1 and 2 thereto filed on September 22, 1993 and
September 29, 1993.
(4) Incorporated by reference from the Company Registration Statement on
Form 8-A filed with the SEC on August 23, 1996.
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                                SIGNATURES


           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        National R.V. Holdings, Inc.


                                        By: /s/ Kenneth W. Ashley
                                        ------------------------------------
                                        Name: Kenneth W. Ashley
                                        Title:   Chief Financial Officer


Dated:   October 29, 1998

127989
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<corresp>

                            Werbel & Carnelutti
                              711 Fifth Avenue
                         New York, New York 10022



                                  November 13, 1998



VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Attention: Filing Desk

                 Re: National R.V. Holdings, Inc. (the "Company") Registration Statement on Form 8-A - Common Stock


Dear Ladies and Gentlemen:

           On behalf of the Company, we hereby transmit for filing pursuant to Securities Exchange Act of 1934 (the "Exchange Act"), the Company's Registration Statement on Form 8-A for the registration of the Company's Common Stock under Section 12(b) of the Exchange Act, in connection with the proposed listing of the Company's Common Stock on the New York Stock Exchange.

           If you have any questions or need further information with respect to the foregoing, please call the undersigned at (212) 832-8300.

                                  Sincerely,

                                  /s/ Peter DiIorio

                                  Peter DiIorio

cc:  Mr. Kenneth W. Ashley
     New York Stock Exchange, Inc.